Exhibit 10.54

AMENDED AND RESTATED

GAS GATHERING AGREEMENT

BETWEEN

COWTOWN PIPELINE L.P. (“GATHERER”)

AND

QUICKSILVER RESOURCES INC. (“PRODUCER”)

Lake Arlington Gathering System, Tarrant County, Texas

Effective Date September 1, 2008

TABLE OF CONTENTS

1. Definitions	3
2. Dedication of Contract Area	6
3. Reservations of Parties	7
4. Receipt Point(s) and Delivery Point(s)	7
5. System Operations; Imbalances	8
6. Quantity; Nominations and Dispatching	9
7. Quality	10
8. Tests	12
9. Measurement and Meter Testing	12
10. Allocation of Gains, Fuel and Loss	15
11. Fees	16
12. Accounting, Payments and Credit Assurances	16
13. Warranty	18
14. Taxes	18
15. Indemnity	19
16. Force Majeure	20
17. Unprofitable Operations and Rights of Termination	21
18. Term	22
19. Regulatory Bodies	22
20. Disputes	22
21. Notices and Payments	23
22. Right to Process the Gas	23
23. Assignment	24
24. Miscellaneous	24

EXHIBIT A: CONTRACT AREA

EXHIBIT B: RECEIPT POINTS AND DELIVERY POINTS

AMENDED AND RESTATED GAS GATHERING AGREEMENT

THIS AMENDED AND RESTATED GAS GATHERING AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of August, 2008, effective as to Gas received commencing September 1, 2008 (the “Effective Date”), by and among COWTOWN PIPELINE L.P., a Texas limited partnership (“Gatherer”), and QUICKSILVER RESOURCES INC. (“Producer”), a Delaware corporation. Gatherer and Producer are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH, THAT:

WHEREAS, Producer is in the business of producing gas and owns or controls Gas production from one or more wells on the lands within the Contract Area and desires for Gatherer to gather such Gas for redelivery to Producer or Producer’s Transporter;

WHEREAS, Gatherer is in the business of providing natural gas gathering services along its Gathering System and desires to receive, gather and deliver such Gas to Producer or Producer’s Transporter, subject to the terms and conditions herein; and

WHEREAS, the Parties entered into that certain Gas Gathering Agreement dated effective October 1, 2007 (the “Prior Gathering Agreement”) and now desire to amend and restate the terms as evidenced by this Agreement;

NOW, THEREFORE, for good and valuable consideration the adequacy, receipt and sufficiency of which are hereby set forth and acknowledged, and for all of the representations, warranties and mutual covenants set forth herein, Gatherer and Producer agree to amend and restate the Prior Gathering Agreement as follows:

1.	Definitions

1.1. For the purpose of this Agreement, the following terms and expressions used herein are defined as follows:

a. “Btu” shall mean one British thermal unit, which is the quantity of heat required to raise one pound avoirdupois of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

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b. “Component” shall mean those hydrocarbon and non-hydrocarbon molecular constituents which are definable by industry standards and procedures. Such Components as used in this Agreement shall be:

N2 - Nitrogen

CO2 - Carbon Dioxide

H2S - Hydrogen Sulfide

C1 - Methane

C2 - Ethane

C3 - Propane

iC4 - Iso-butane

nC4 - Normal Butane

iC5 - Iso-pentane

nC5 - Normal Pentane

C6+ - Hexanes and Heavier Compounds

c. “Contract Area” shall mean that area as outlined on Exhibit A which is attached hereto and made a part hereof for all purposes and which may be amended from time to time.

d. “CPI Adjustment” shall mean that percentage equal to the percentage increase between:

(i) the seasonally unadjusted consumer Price Index for All Urban Consumers (all items), U.S. city Average (1982-84 =100), as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI-U”) for the month of December of the second year prior to the Escalation Date; and

(ii) the seasonally unadjusted CPI-U for the month of December immediately preceding the Escalation Date.

e. “Day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at seven o’clock a.m. Central Standard Time.

f. “Delivery Points” shall mean the point(s) of interconnect between the Gathering System and the Transporter receiving Producer’s Gas, which point(s) are shown on Exhibit B which is attached hereto and made a part hereof for all purposes.

g. “Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

h. “Electrical Power” shall mean the electricity consumed in the operation of, and purchased from a utility or like entity which serves, the Gathering System and any of the related field facilities.

i. “Escalation Date” shall mean the January 1st following the Effective Date and each January 1st thereafter during the Term.

j. “Fuel and Loss” shall mean the gas volumes and/or Electrical Power used or consumed in the operation of the Gathering

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System, which shall include, but shall in no way be limited to, (i) fuel or Electrical Power used for dehydration, compression, conditioning, blending, treating, or recompression, (ii) gas needed for line pack, (iii) gas vented during operations, (iv) lost and unaccounted for gas, and (v) any Liquefiable Hydrocarbons that become separated from the gas while the gas is in the Gathering System.

k. “Gas” shall mean natural gas which is owned or controlled by Producer and produced from wells drilled on lands within the Contract Area, including casinghead gas produced with crude oil, gas from gas wells produced in association with crude oil (associated gas), and gas from condensate wells (non-associated gas), and shall include any inerts or impurities contained therein.

l. “Gathering System” shall mean, but shall in no way be limited to, the gas gathering pipelines, fuel gas pipelines, dehydration facilities, compression facilities, junctions, heaters, meters, separators, electric power lines, communications cables, roads, and other related facilities and equipment, including the rights to the lands located thereon, necessary to gather and transport gas from the Gathering System’s Receipt Point(s) to the Delivery Point(s), from the inlet flange of the pipeline metering facility installed at the Receipt Point(s) up to the upstream flange of the metering facility at the Delivery Point(s), and shall include any expansion of the Gathering System as provided in Paragraph 4.4.

m. “Liquefiable Hydrocarbons” shall mean ethane, propane, iso-butanes, normal butanes, iso-pentanes, normal pentanes, hexanes and heavier hydrocarbons, and incidental methane, or any mixtures thereof, which may be recovered or extracted in the Gathering System.

n. “MCF” shall mean 1,000 standard cubic feet of gas.

o. “MMBtu” shall mean 1,000,000 Btu’s.

p. “MMCF” shall mean 1,000,000 standard cubic feet of gas.

q. “MMCFD” shall mean 1,000,000 standard cubic feet of gas per day.

r. “Month,” “billing month,” “period,” and “accounting period” shall mean the period beginning at seven o’clock a.m. on the first day of a calendar month and ending at seven o’clock a.m. on the first day of the next succeeding calendar month.

s. “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, cooperative, or other entity.

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t. “psia” shall mean pounds per square inch absolute.

u. “psig” shall mean pounds per square inch gauge.

v. “Receipt Points” shall mean the inlet flange of Gatherer’s metering facilities located at or near each of Producer’s wells located within the Contract Area or such other point as may be mutually agreed upon by the Parties. The Gathering System’s Receipt Point(s) are listed on Exhibit B to this Agreement which is attached hereto and made a part hereof for all purposes and which may be amended from time to time to reflect the addition or deletion of a Receipt Point.

w. “SCF” or “standard cubic foot of gas” shall mean the amount of Gas necessary to fill a cubic foot of space when the Gas is at a pressure of 14.65 pounds per square inch absolute and a temperature of 60 degrees Fahrenheit.

x. “Term” shall have the meaning set forth in Section 18.

y. “Total Delivered Quantities” shall have the meaning set forth in Section 10.1.

z. “Transporter” shall mean the receiving pipeline(s) downstream of the Gathering System into which the Gas gathered hereunder is to be delivered at the Delivery Point(s).

2.	Dedication of Contract Area

2.1. Subject to the terms and provisions hereof, Producer dedicates and agrees to deliver or cause to be delivered to Gatherer at Gatherer’s Receipt Point(s) the total volume of Gas owned or controlled by Producer lawfully produced from wells now or hereafter drilled on the lands within the Contract Area or lands pooled therewith excluding Gas reserved or utilized by Producer in accordance with the terms of Section 3. Any transfer by Producer of its right, title, or interest in the Gas to a third party, whether by farmout, contract, or otherwise, shall be made specifically subject to this Agreement. Producer will notify any person to whom Producer transfers all or a portion of its right, title, or interest in the Gas that such Gas is dedicated pursuant to the terms of this Agreement to be gathered by Gatherer, and Producer shall obtain such third party’s agreement to continue delivering such Gas to Gatherer during the term of and in accordance with this Agreement. Producer will notify Gatherer of any such transfer within 10 days of the effective date. Failure of Producer to so notify Gatherer will not impair Gatherer’s rights under this Agreement.

2.2. Gas shall be delivered to the Receipt Point(s) after standard mechanical separation by Producer for the removal of free water and free liquid hydrocarbons, but shall not otherwise be processed by Producer for the removal of Liquefiable Hydrocarbons.

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2.3. Gatherer agrees that subject to the provisions hereof, it will receive Gas from the Receipt Point(s) and will cause the redelivery of such Gas to Producer or Producer’s Transporter at the Delivery Point(s).

3.	Reservations of Parties

3.1. Producer reserves all liquid hydrocarbons, oil, or condensate removed by Producer by means of mechanical gas-liquid separators (including heater-treaters), drips, and/or lines from the Gas prior to delivery to Gatherer. If mechanical cooling is performed by Producer to meet the temperature specifications of this Agreement, Producer shall not reduce the temperature of the Gas below 120 degrees Fahrenheit.

3.2. Producer reserves all Gas that may be required for cycling, repressuring, pressure maintenance, and gas lift operations with respect to gas reservoirs on the premises committed hereunder; provided, however, that the Gas used in such operations shall be subject to the terms of this Agreement (to the extent that such Gas can be economically saved) and delivered Gatherer following the cessation of such operations.

3.3. Producer reserves that amount of Gas which is required for above ground development and operation within the Contract Area.

3.4. Producer expressly reserves the right to deliver or furnish to Producer’s lessor such Gas as required to satisfy the terms of Producer’s oil and gas leases.

4.	Receipt Point(s) and Delivery Point(s)

4.1. Producer shall be responsible for all arrangements and, at its own expense, shall construct, equip, maintain, and operate all facilities (including, but not limited to, all necessary separation, dehydration, and/or compression equipment), necessary to deliver the Gas to Gatherer at the Receipt Point(s) at such pressure as is required and sufficient to enter the Gathering System, but not to exceed 1,200 psig.

4.2. After the Effective Date, Gatherer may, but shall have no obligation to, provide additional compression which was not taken into consideration in the determination of the Gathering Fee provided in this Agreement. In such event, the fee for such additional compression shall be agreed upon by the Parties but Producer agrees that the compression fee payable by Producer shall never be less than Gatherer’s actual cost to perform such compression service. In addition, Producer will provide its pro rata share of Fuel, as more particularly described below in Section 10, as well as the cost, if any, for any Electrical Power, required for operating such compression equipment and any related facilities.

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4.3. Gatherer, at Producer’s expense, shall install, construct and equip all meters and facilities necessary to measure the Gas at the Receipt Point(s). Gatherer, at its own expense, shall maintain and operate such meters throughout the Term of this Agreement.

4.4. Gatherer, in its sole and absolute discretion, may decline to construct a Gathering System expansion if it determines that it would not be profitable to do so. In such event, Producer may construct a Gathering System expansion at its sole cost and expense. The Gathering System expansion must meet all of Gatherer’s specifications, and Gatherer will be responsible for the meter station and connection to the existing Gathering System. Gatherer may, at its election, but within two years (2) of the initial delivery of production from the Gathering System expansion, acquire the ownership of the Gathering System expansion installed by the Producer by reimbursing Producer for the actual cost of the Gathering System expansion with no allowance for inflation or depreciation. In such event, Producer agrees to execute all assignments or contracts deemed necessary to accomplish the transfer to Gatherer of title to the Gathering System expansion, including rights-of-way and easements. In the event neither Gatherer nor Producer elect to construct the necessary Gathering System expansion to connect additional wells to the existing Gathering System, then this Agreement shall terminate as to the Gas produced by Producer from such additional well or wells.

4.5. Gatherer hereby agrees to deliver the Gas to Producer or Producer’s nominated Transporter, less Producer’s pro rata share of Fuel and Loss, at the Delivery Point(s).

5.	System Operations; Imbalances

5.1. Gatherer shall retain full operational control of the Gathering System and shall at all times be entitled to schedule deliveries and to operate its facilities in a manner consistent with safe and prudent operating practices under the conditions which may exist from time to time. Accordingly, Gatherer may interrupt the gathering of Gas as necessary to test, alter, modify, enlarge, expand, maintain or repair any facility or property comprising any part of or appurtenant to the Gathering System. It is understood and agreed by the Parties that in order for Gatherer to maintain efficiency in the Gathering System, it will be necessary to maintain a uniform rate of flow of Gas to the Gathering system from all sources during each twenty-four (24) hour period. Therefore, Producer agrees that it will cooperate with Gatherer in regulating the flow rate of the Gas and in establishing a producing schedule to deliver on a best efforts basis the Gas at a uniform and continuous flow rate. In the event that Gatherer enters into an operational balancing agreement with Producer’s Transporter or any other third party pipeline, Producer hereby agrees to be bound by the terms set forth therein.

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5.2. It is acknowledged that, because of dispatching and other causes, certain imbalances may occur between the MMBtu’s of Gas delivered hereunder by Gatherer to or for the account of Producer at the Delivery Point(s) and the MMBtu’s of Gas received from or on behalf of Producer at the Receipt Point(s). Such imbalances, if any, shall be eliminated as soon as practical after each such occurrence; provided, however, Gatherer shall not be required to eliminate any imbalance during any month in which the value of the Gas received or delivered, as determined by Gatherer, is not representative of the market value of natural gas when the imbalance occurred. Any imbalance remaining following the termination of this Agreement shall be eliminated during the month following the month in which termination occurs or as soon as practicable thereafter. Producer authorizes the operator of each well in the Contract Area to be its agent for the purpose of providing Gatherer with instructions to adjust allocations of Gas attributable to that well for gas balancing purposes. Producer represents that it has the right to make any such adjustments and that such adjustments are correct. Gatherer may adjust the Gas allocated to that well in accordance with these instructions but gatherer is not obligated to do so at any time. Gatherer shall notify Producer of any such allocation change implemented by Gatherer at the Producer’s operator’s instructions.

5.3. The Parties acknowledge that the Gathering System is connected to the facilities of Transporter and other pipelines and, as a result, Gatherer shall be, from time to time, subject to certain requirements imposed by those pipelines. Accordingly, Gatherer shall have the right under this Agreement to require Producer to comply with the same third party pipeline requirements with which gatherer must comply. PRODUCER AGREES TO INDEMNIFY, DEFEND, AND HOLD GATHERER HARMLESS FROM PRODUCER’S FAILURE TO COMPLY WITH TRANSPORTER’S OR SUCH OTHER THIRD PARTY PIPELINE REQUIREMENTS.

6.	Quantity; Nominations and Dispatching

6.1. Subject to Gathering System capacity, Gatherer shall gather that volume of Gas legally allowed to be produced which is attributable to the interest owned or controlled by Producer in wells drilled on lands within the Contract Area or lands pooled therewith; provided, Producer or Producer’s Transporter or nominee will accept the Gas redelivered on Producer’s behalf at the Delivery Point(s). Gatherer may, from time to time, find it necessary to shut off entirely or restrict the flow of gas to the Gathering System notwithstanding anything herein to the contrary and, in such event, Gatherer shall not be liable to Producer for the resulting effect thereof. Gatherer shall provide Producer prior notice of any shut down due to routine maintenance and shall prudently work to minimize the amount of such downtime.

6.2. Producer shall make all nominations to Transporter in accordance with Transporter’s nomination procedures, and shall make any and all other arrangements necessary for transporter to receive Producer’s Gas at the

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Delivery Point(s). Producer shall nominate to Gatherer in writing, not less than three (3) business Days prior to the first day of each Month during the term of the Agreement, the daily quantity of Gas (expressed in MCF’s and MMBtu’s) that Producer shall deliver to Gatherer at the Receipt Point(s) for gathering during such Month and that Producer or Producer’s Transporter or nominee shall accept at the Delivery Point(s). As between Producer and Gatherer, Producer shall be solely responsible for imbalances, penalties, cash-out payments, or other consequences of any failure to submit timely and proper nominations in accordance with the requirements of the Transporter or the failure to deliver or receive quantities of Gas in accordance with said nominations.

6.3. Gatherer and Producer shall designate a dispatcher(s) who shall be continuously on call for nomination purposes, and shall notify each other in writing of such dispatcher(s) and their telephone number(s).

6.4. Producer’s dispatcher shall notify Gatherer’s dispatcher(s) in advance of any anticipated decrease in delivery rate below the daily nominated quantity. Producer’s dispatcher(s) must obtain the prior written approval from Gatherer’s dispatcher(s) for any delivery rate in excess of the daily quantity rate. Gatherer’s dispatcher(s) shall notify Producer’s dispatcher(s) of any anticipated inability to receive the Gas at a delivery rate less than (a) the daily nominated quantity rate; or (b) a previously orally authorized delivery rate in excess of the daily nominated quantity rate.

6.5. The quantity of Gas delivered by Producer at each Receipt Point hereunder during a month shall be determined in accordance with the allocation procedures set forth in Section 10 below.

7.	Quality

7.1. Gatherer shall not be obligated to receive, gather, or redeliver (as the case may be) Gas delivered by or on behalf of Producer hereunder that fails to meet the quality specifications of (i) the Transporter at any of the Delivery Point(s), or (ii) the following specifications:

a. The Gas must be commercial in quality and free from any foreign materials such as dirt, dust, iron particles, crude oil, dark condensate, free water, and other impurities; and substances which may be injurious to pipelines or which may interfere with the gathering, processing, transmission, or commercial utilization of said Gas;

b. The Gas shall not contain more than seven (7) pounds of water vapor per MMCF;

c. The Gas delivered hereunder shall not exceed a temperature of one hundred forty (140) degrees Fahrenheit, nor have a hydrocarbon dewpoint below forty (40) degrees Fahrenheit, at the Receipt Point(s);

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d. The Gas delivered hereunder shall not contain more than:

(i) One-fourth grain of hydrogen sulfide, or five grains of total sulfur, or one grain mercaptan per one hundred (100) cubic feet;

(ii) one part per million by volume of oxygen;

(iii) that percent by volume of carbon dioxide which would result in the failure of the Residue Gas to meet the specifications of any Transporter at any of the Delivery Points, but in no event more than two percent by volume;

(iv) two percent by volume of nitrogen; or

(v) three percent by volume of a combined total of inerts, including, but not limited to, carbon dioxide and nitrogen Components.

e. No diluents such as carbon dioxide, air, or nitrogen shall be added to the Gas;

f. The Gas shall contain no carbon monoxide, halogens, or unsaturated hydrocarbons, and no more than 0.1 parts per million of hydrogen; and

g. The Gas shall have a total heating value of not less than 950 Btu’s nor more than 1050 Btu’s per cubic foot and 2 GPM ethane and heavier hydrocarbons.

In the event of any conflict as between a Transporter’s specifications and those appearing above in this Section 7.1, the more stringent or restrictive specifications shall be satisfied.

7.2. If any of the Gas delivered by Producer hereunder should fail to meet the quality specifications set forth in Section 7.1 (including those required by a Transporter), Gatherer may elect to either (i) accept and gather such Gas, (ii) accept, but treat and/or condition such Gas prior to gathering at an additional cost, or (iii) refuse to accept such Gas. The acceptance of Gas not meeting the quality specifications set forth in Section 7.1 shall not be deemed a waiver of Gatherer’s right to reject such Gas at any later time, and Gatherer shall be entitled, at any time and from time to time, to decline to accept proffered deliveries of Gas not meeting the quality specifications set forth herein.

7.3. If Gatherer elects to accept but treat and/or condition the non-conforming Gas prior to gathering, Gatherer shall advise the Producer of such election and associated fees. Producer shall then have a maximum of thirty (30) days to advise Gatherer if it will treat and/or condition such non-conforming Gas

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and the cost associated with such treatment. If Producer does not elect to treat and/or condition such non-conforming Gas or fails to make such election within the specified time period, then Gatherer shall have the right to (i) proceed with gathering such non-conforming Gas and Producer shall pay to Gatherer all costs associated with such actions, or (ii) reject and release such non-conforming Gas from the terms of this Agreement.

8.	Tests

8.1. Producer and Gatherer do hereby agree as follows:

a. Gatherer shall procure or cause to be procured a sample of Gas at each Receipt Point and Delivery Point, respectively, and analyze the samples by chromatographic analysis to determine the Component content (mole percent), specific gravity, and the Btu content thereof.

b. Tests provided above shall be made by Gatherer using its own equipment or by an independent testing service at least once in each six month period, or more frequently in its sole discretion. All such tests shall be made in accordance with approved engineering practices. Representatives of Producer shall be entitled to witness such tests, and Producer shall give advance written notice to Gatherer in the event that it exercises such right.

8.2. Physical constants required for making calculations hereunder shall be taken from the Gas Processors Association Physical Constants Publication No. 2145-03 (as amended from time to time). Physical constants for the hexanes and heavier hydrocarbons portion of hydrocarbon mixtures shall be assumed to be the same as the physical constants for hexane. The heat content per gallon of each liquid hydrocarbon Component shall be determined by multiplying the cubic feet per gallon of such liquid hydrocarbon Component by the heat content per cubic foot thereof.

9.	Measurement and Meter Testing

9.1. The unit of volume for measurement of Gas delivered hereunder shall be one thousand (1,000) cubic feet of Gas (or MCF) at a base temperature of 60 degrees Fahrenheit and at an absolute pressure of 14.65 psia and saturated with water vapor. All fundamental constants, observations, records, and procedures involved in determining the quantity of Gas delivered hereunder shall be in accordance with the standards prescribed in Report Nos. 3 and 8, of the American Gas Association, as amended or supplemented from time to time, respectively. It is agreed that for the purpose of measurement and computations hereunder, the atmospheric pressure shall be assumed to be 14.7 psia regardless of the atmospheric pressure at which the Gas is measured and that the Gas obeys the Ideal Gas Laws as to variations of volume with pressure and specific gravity, including the deviation from Boyle’s law, shall all be made by

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Gatherer in accordance with applicable rules, regulations, and orders. It is also agreed that the Gatherer may apply a uniform correction factor for water vapor if they deem necessary in their sole and absolute discretion.

9.2. Gatherer shall install, maintain, and operate, or cause to be maintained and operated, a measuring station located at each Receipt Point and Delivery Point. Said measuring station(s) shall be so equipped with orifice meters, recording gauges, or other types of meter or meters of standard make and design commonly acceptable in the industry, and of suitable size and design, as to accomplish the accurate measurement of Gas delivered hereunder. The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be done by Gatherer. Gatherer shall have the right to utilize electronic gas measuring equipment should it so desire.

9.3. Producer may, at its option and expense, install check meters for checking Gatherer’s metering equipment at each Receipt Point; and the same shall be so installed as not to interfere with the operation of the Gathering System.

9.4. The temperature of the Gas flowing through the meter shall be determined by the continuous use of a recording thermometer or device installed by Gatherer, so that it will properly record the temperature of the Gas flowing through the meter.

9.5. The specific gravity of the Gas flowing through the meter shall be determined by methods commonly accepted in the industry. Specific gravities so determined will be used in calculating Gas deliveries until the next specific gravity test is made.

9.6. Each Party shall have the right to be present at the time of any installation, reading, sampling, cleaning, changing, repair, inspection, testing, calibration, or adjustment done in connection with the other Party’s measuring equipment used in measuring deliveries hereunder. The records from such measuring equipment shall remain the property of their owner, but upon request, each will submit to the other its records and charts, together with calculations therefrom subject to return within thirty (30) days after receipt thereof. If meters utilizing charts are used to measure Gas hereunder, then the charts shall be kept on file for a period of two (2) years, or such longer period as may be required by law. In addition, any other measurement data shall also be kept for the same time period. Each Party, during each of the first three production months, and after that at least semi-annually, or more often if necessary, shall calibrate the meters and instruments installed by it or cause the same to be calibrated. Gatherer shall give Producer ten (10) days notice in advance of such tests so that the latter may, at its election, be present in person or by its representative to observe adjustments, if any are made.

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9.7. If the metering equipment is found to be inaccurate by two percent (2%) or more, registration thereof and any payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half of the time elapsed since the last day of the calibration. Unless conclusively determined that Gatherer’s measurement equipment is inaccurate by two percent (2%) or more, Gatherer’s measurement shall be deemed to be correct for all purposes hereunder, and no adjustment shall be made to the previous volumes. Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. If for any reason any meter is out of service or out of repair so that the quantity of Gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of Gas so delivered during such period shall be estimated and agreed upon by the Parties hereto upon the basis of the best available data using the first of the following methods which is feasible:

a. By using the registration of any check measuring equipment of Producer, if installed and registering accurately;

b. By correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

c. By estimating the quantity of deliveries during preceding periods under similar conditions when the meter was registering accurately.

9.8. If Producer shall notify Gatherer, or if Gatherer shall notify Producer, at any time that a special test of any Receipt Point meter is desired, the Parties shall cooperate to secure an immediate verification of the accuracy of such meter and joint observation of any adjustments. All tests of Gatherer’s measuring equipment at any Receipt Point shall be made at Gatherer’s expense, except that the Producer shall bear the expense of tests made at its request if the inaccuracy found is less than two percent (2%). Expense as used in this Paragraph 9.8 shall be limited to actual costs of Gatherer as the result of testing and shall not include any costs incurred by Producer as the result of witnessing said testing.

9.9. If during any month less than 1,000 MCF of Gas is delivered to a Receipt Point, (except for reasons of Force Majeure), then Gatherer shall charge a meter fee applicable to any such Receipt Point equal to four hundred dollars ($400.00). Such fee shall be invoiced to Producer and payable thirty (30) days after receipt of such invoice.

9.10. The Parties hereto recognize and acknowledge that technological advances may occur over the term of this Agreement which may render certain measurement devices obsolete, or less accurate, or less efficient than that which

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may be available. In such event, Gatherer may, with Producer’s approval, substitute or utilize such available measurement equipment in lieu of any measurement equipment described above in this Section 9.

9.11. If for any reason the Gas is delivered to Gatherer at a Receipt Point with pulsations that affect the accuracy of the measurement, Producer shall be responsible for installing necessary pulsation dampeners, or other devices, to eliminate or reduce the pulsations to an acceptable level determined by Gatherer

10.	Allocation of Gains, Fuel and Loss

10.1. Gatherer shall use generally industry care in transporting Producer’s Gas from the Point of Receipt to the Delivery Point(s) for Producer’s account or sale. However, the Parties understand and agree that certain volumetric gains and losses in the Gas will occur and shall be shared by and among Producer and other third parties whose gas is transported by Gatherer, in the proportion that each Person who delivers gas into the Gathering System bears to the total gas received at the respective Receipt Point. In determining the quantity of Gas delivered by Producer at each Receipt Point hereunder during a month, Gatherer shall allocate to Producer at each such Receipt Point a percentage of the total quantities (expressed in MMBtu’s) reported for such Month by the Transporter at the Delivery Point(s) (the “Total Delivered Quantities”) equal to 100% of such Total Delivered Quantities times a fraction, the numerator of which is the number of MMBtu’s of Gas delivered by Producer during such Month at said Receipt Point, and the denominator of which is the number of MMBtu’s of all gas delivered into the Gathering System from all receipt points, minus Producer’s applicable Fuel and Loss.

10.2. Producer’s pro rata share of such Fuel and Loss shall equal the product of the total Fuel and Loss utilized, consumed or incurred by the Gathering System, multiplied by a fraction, the numerator of which is Producer’s MMBtu’s of Gas metered into the Gathering System at the Receipt Point(s) and the denominator of which is the total number of MMBtu’s of gas metered into the Gathering System upstream of the Receipt Point(s).

10.3. In the event Electrical Power is utilized in the operation of the Gathering System, Producer’s pro rata share shall equal the product of the total dollar amount paid for such Electrical Power multiplied by a fraction, the numerator of which is the number of Producer’s MMBtu’s of Gas metered into the Gathering System upstream of the Receipt Point(s) and the denominator of which is the total number of MMBtu’s of gas metered into the Gathering System upstream of the Receipt Point(s), to be invoiced to Producer and paid to Gatherer in accordance with Section 12 below.

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11.	Fees

11.1. Producer shall pay to Gatherer sixty-two cents ($0.62) per each MMBtu of its Gas metered at the Receipt Point(s) pursuant to this Agreement (the “Gathering Fee”).

11.2. On each Escalation Date, the Gathering Fee will increase by a percentage equal to the CPI Adjustment.

12.	Accounting, Payments and Credit Assurances

12.1. Gatherer shall furnish to Producer on or before the twenty-fifth (25th) day of each month a report or statement disclosing information necessary to enable Producer to make reasonable and accurate statistical and accounting entries upon its books concerning all phases of this Agreement related to the preceding month, including any statement of the Gas delivered for Producer’s account to its Transporter, the total volume of Gas in MCF and in MMBtu measured at the Receipt Point(s), Producer’s pro rata share of Fuel and Loss and the cost billed to Gatherer for Electrical Power, if any, and the amounts due Gatherer for the services provided hereunder. Producer shall remit the amounts due Gatherer within thirty (30) days after the receipt of Gatherer’s statement. PRODUCER SHALL INDEMNIFY AND HOLD GATHERER HARMLESS FROM ANY AND ALL CHARGES, PENALTIES, COSTS AND EXPENSES OF WHATEVER KIND OR NATURE ARISING FROM PRODUCER’S FAILURE TO PAY SUCH PAYMENTS, INCLUDING COSTS AND EXPENSES OF ANY LITIGATION AND REASONABLE ATTORNEYS’ FEES ASSOCIATED THEREWITH. Unpaid amounts due shall accrue interest at the lesser of a rate equal to one and one half percent (1.5%) per month or the maximum rate permitted by law, until the balance is paid in full.

12.2. Each Party shall have the right during reasonable hours to examine books, records, charts, and original test data of the other Party to the extent necessary to verify the accuracy of any statement, charge, credit, computation, test, or delivery made pursuant to any provision hereof. If any such examination reveals any inaccuracy in any such statement, charge, credit, computation, test, or delivery, the necessary adjustment shall be promptly made without interest or penalty. Neither Party will have any right to recoup or recover prior overpayments or under payments that result from error that occur in spite of good faith performance if the amounts involved do not exceed fifty dollars ($50.00) per month per Receipt Point.

12.3. Producer shall be responsible for the payment of all royalties due on the Gas. Producer shall indemnify and hold Gatherer harmless from any and all claims, actions, causes of action, damages, liability, or obligations arising out of or in any way related to the payment of the lessor’s royalty or any other burden or encumbrance affecting the Gas.

Gathering Agreement	16

12.4. Notwithstanding any change in ownership of Producer’s properties, Gatherer shall never be required to make payments or to give notices required under the provisions of this agreement to more than one party, and, in the event that Producer’s properties shall ever be owned by more than one party, Gatherer may withhold (without interest) further payments and notices until all of the owners of Producer’s properties have designated one party to act for them in all respects relating to said properties and this agreement, including the rendering of bills, the submission of charts, and the receipt of payments and notices hereunder.

12.5. All accounting records and documents directly related to this Agreement prepared by any Party hereto shall be retained for a period of not less than two years following the end of the calendar year of their origination. The Parties further agree that all matters relating to the accounting hereunder for any calendar year shall be considered correct and not subject to further audit or legal challenge after two years following the end of the calendar year.

12.6. Producer must maintain such creditworthiness as Gatherer shall reasonably require. Gatherer’s creditworthiness requirements shall be substantially similar to those requirements set forth below:

a. Producer will be deemed creditworthy if (i) its long-term unsecured debt securities are rated at least BBB- by Standard & Poor’s Corporation (“S&P”) and at least Baa3 by Moody’s Investor Service (“Moody’s”) (provided, however, that if the Producer’s rating is at BBB- or Baa3 and the short-term or long-term outlook is Negative, Gatherer may require further analysis as discussed below); and (ii) the sum of all fees under the Agreement is less than 15% of Producer’s tangible net worth. The term “tangible net worth” shall mean for a corporation the sum of the capital stock, paid-in capital in excess of par or stated value, and other free and clear equity reserve accounts less goodwill, patents, unamortized loan costs or restructuring costs, and other intangible assets. Only actual tangible assets are to be included in Gatherer’s assessment of creditworthiness. In comparing the overall value of a Producer’s agreement to tangible net worth for credit evaluation purposes, Gatherer will compare the net present value of the fee obligations under this Agreement to Producer’s current tangible net worth.

b. If Producer does not meet the criteria described above, then Producer may request that Gatherer evaluate its creditworthiness based upon the level of service requested relative to the Producer’s current and future ability to meet its obligations. Further, if Producer’s creditworthiness does not meet any of the foregoing criteria Producer will be considered creditworthy if Producer maintains and delivers to Gatherer an irrevocable guaranty of payment in form acceptable to Gatherer, or an irrevocable letter of credit from a financial institution rated at least A- by S&P or at least A3 by Moody’s, in a form acceptable to Gatherer, in either

Gathering Agreement	17

case of the Guaranty or the letter of credit in an amount satisfactory to Gatherer. The obligation to maintain such credit assurance shall extend until such time as Producer is deemed creditworthy as defined herein. Producer shall provide the Guaranty or the letter of credit within twenty (2) days of written notice by Gatherer.

c. The creditworthiness requirements set forth in this Section 12.6 shall apply to any permitted assignment (in whole or in part), and to any permitted permanent release, as applicable, of this Agreement. Gatherer shall apply consistent evaluation practices to all similarly situated producers to determine Producer’s financial ability to perform the payment obligations due to Gatherer. These creditworthiness requirements shall apply to any assignment (in whole or in part) of this Agreement, or to any permanent release of this Agreement.

13.	Warranty

13.1. PRODUCER warrants the title to all Gas and all components thereof which shall be delivered by Producer to Gatherer hereunder, the right to enter into this Agreement with reference to such Gas, and that such Gas is free from all liens and adverse claims; and AGREES, IF NOTIFIED THEREOF BY GATHERER, TO INDEMNIFY, DEFEND AND HOLD GATHERER HARMLESS FROM AND AGAINST ANY AND ALL SUITS, ACTIONS, LOSSES, DEBTS, ACCOUNTS, DAMAGES, COSTS AND EXPENSES ARISING FROM OR OUT OF ANY ADVERSE CLAIM AS TO PRODUCER’S TITLE, INCLUDING BUT NOT LIMITED TO , ANY ADVERSE CLAIMS BROUGHT BY OR THROUGH A MINERAL INTEREST OR ROYALTY OWNER, TO OR AGAINST THE GAS. Producer agrees to make settlement for all royalties, overriding royalty interests, and/or production payments due and payable on the Gas delivered to Gatherer hereunder, any components of the Gas extracted or saved therefrom, and the sale and disposition of the Gas to the thereof, all in accordance with the terms of the leases from which gas processed hereunder is produced, applicable instruments of title, and all amendments thereto.

13.2. If Producer’s title to the Gas is questioned, Gatherer may withhold payments of proceeds due hereunder without interest up to the amount of the claim until title is free from such questions or until Producer furnishes a bond satisfactory to Gatherer conditioned to save Gatherer harmless, or other surety satisfactory to Gatherer.

14.	Taxes

14.1. Producer shall pay or cause to be paid all production, severance and ad valorem taxes, assessments, and other charges levied or assessed against the Gas gathered hereunder, and all taxes and statutory charges levied or assessed against any of Producer’s properties, facilities, or operations.

Gathering Agreement	18

Producer shall reimburse Gatherer to the extent of any severance or other such taxes paid by Gatherer on behalf of Producer.

14.2. Gatherer shall pay all taxes and statutory charges levied or assessed against the Gathering System and operations concerning such system.

15.	Indemnity

15.1. As between the Parties, and as to liability, if any, accruing to either Party hereto or to any third party, Producer shall be solely liable for and in control and possession of the Gas deliverable hereunder until the Gas is delivered to Gatherer at the Receipt Point(s). Gatherer shall be solely liable for and in control and possession of the Gas deliverable hereunder until the gas is delivered to Producer or to the Transporter on Producer’s behalf at the Delivery Point(s), whereupon Producer shall again be in control and possession thereof and bear the risk of loss of the Gas delivered to Transporter.

15.2. PRODUCER SHALL BE AFFORDED ACCESS TO GATHERER’S PROPERTY AND THE FACILITIES TO THE EXTENT NECESSARY TO CARRY OUT ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, AND PRODUCER SHALL FULLY OBSERVE AND COMPLY WITH ALL OF GATHERER’S SAFETY PRACTICES AND PROCEDURES WHILE ON THE PREMISES. PRODUCER HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS, PROTECT, DEFEND, AND DISCHARGE GATHERER AND ITS AFFILIATED COMPANIES, PARTNERS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS FOR, FROM AND AGAINST ANY AND ALL JUDGMENTS, EXECUTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, SUITS, DEBTS AND SUMS OF MONEY, ACCOUNTINGS, DUES, PENALTIES, FINES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR CONTRIBUTION), LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING COURT COSTS, REASONABLE COSTS OF INVESTIGATION, DEFENSE AND ATTORNEY’S FEES) FOR THE INJURY TO OR DEATH OF ANY PERSON (INCLUDING, WITHOUT LIMITATION, EACH OF PRODUCER’S AND GATHERER’S EMPLOYEES, AGENTS AND CONTRACTORS) OR PROPERTY DAMAGE OF ANY NATURE, KIND OR DESCRIPTION OR ANY OTHER CLAIM OF ANY NATURE, KIND OR DESCRIPTION BROUGHT BY ANY PERSON OR ENTITY, WHETHER LEGAL OR EQUITABLE, WHICH ARISES OUT OF, RESULTS FROM OR IS IN ANY WAY RELATED TO (I) PRODUCER’S OWNERSHIP AND CONTROL OF THE GAS PRIOR TO THE TIME THAT THE GAS PASSES THROUGH THE GATHERING SYSTEM RECEIPT POINT(S) AND AFTER THE RESIDUE GAS PASSES THROUGH THE DELIVERY POINT(S), (II) PRODUCER’S OWNERSHIP AND OPERATION OF THE WELLS LOCATED WITHIN THE CONTRACT AREA AND ANY FACILITIES OR EQUIPMENT INSTALLED OR MAINTAINED BY PRODUCER UPSTREAM OF THE GATHERING SYSTEM RECEIPT POINT, REGARDLESS OF WHETHER SUCH WAS REQUIRED BY THE TERMS OF THIS AGREEMENT, (III) THE

Gathering Agreement	19

PERFORMANCE OF ANY OBLIGATIONS, RIGHTS OR DUTIES HEREUNDER, (IV) PRODUCER’S BREACH OF THIS AGREEMENT, OR (V) ANY VIOLATION OF THE LAW, REGARDLESS OF GATHERER’S SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE.

GATHERER HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS, PROTECT, DEFEND AND DISCHARGE PRODUCER AND ITS AFFILIATED COMPANIES, PARTNERS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, FOR, FROM AND AGAINST ANY AND ALL JUDGMENTS, EXECUTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, SUITS, DEBTS AND SUMS OF MONEY, ACCOUNTINGS, DUES, PENALTIES, FINES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR CONTRIBUTION), LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING COURT COSTS, REASONABLE COSTS OR INVESTIGATION, DEFENSE AND ATTORNEY’S FEES) OF ANY NATURE, KIND OR DESCRIPTION BROUGHT BY ANY PERSON OR ENTITY, WHETHER LEGAL OR EQUITABLE, WHICH ARISE OUT OF, RESULT FROM OR ARE IN ANY WAY RELATED TO (I) GATHERER’S OWNERSHIP AND CONTROL OF THE GAS AFTER THE GAS PASSES THROUGH THE GATHERING SYSTEM RECEIPT POINTS TO THE TIME THAT THE GAS PASSES TO THE DELIVERY POINT(S), (II) GATHERER’S OWNERSHIP AND OPERATION OF THE GATHERING SYSTEM, (III) THE SERVICES PROVIDED BY GATHERER PURSUANT TO THIS AGREEMENT, (IV) GATHERER’S BREACH OF THIS AGREEMENT, OR (V) ANY VIOLATION OF THE LAW, REGARDLESS OF PRODUCER’S SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE.

THE INDEMNIFICATION RIGHTS HEREIN SHALL BE CUMULATIVE OF, AND IN ADDITION TO, ANY AND ALL OTHER RIGHTS, REMEDIES OR RECOURSE OF THE PARTIES AND SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT. TO THE EXTENT AND ONLY TO THE EXTENT THE FOREGOING INDEMNIFICATION RIGHTS ARE BY LAW, EITHER INAPPLICABLE OR NOT ENFORCEABLE, PRODUCER, AND GATHERER SHALL EACH BE RESPONSIBLE FOR THE RESULTS OF ITS OWN ACTIONS AND FOR THE ACTIONS OF THOSE PERSONS AND ENTITIES OVER WHICH IT EXERCISES CONTROL.

16.	Force Majeure

In the event any Party is rendered unable, either wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make payments due hereunder, it is agreed that on such Party giving notice and full particulars of such inability by telephone and in writing to the other Parties as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, as far as possible, be remedied with all reasonable dispatch. The

Gathering Agreement	20

term “force majeure” as employed herein shall mean any act or event which wholly or partially prevents or delays the performance of obligations arising under this Agreement if such act or event is not reasonably within the control of and not caused by the fault or negligence of the Party claiming force majeure and which by the exercise of due diligence such Party is unable to prevent or overcome, including, without limitation, by the following enumeration: acts of God; strikes; lockouts; or other industrial disturbances; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosion, breakage, or accidents to machinery, plant facilities, or lines of pipe; the necessity for making repairs to or alterations of machinery, plant facilities, or lines of pipe; freezing of wells or lines of pipe; partial or entire failure of wells; and the inability of either Producer or Gatherer to acquire, or the delays on the part of either Producer or Gatherer in acquiring, at reasonable cost and after the exercise of reasonable diligence: (a) any servitude, rights-of-way grants, permits, or licenses; (b) any materials or supplies for the construction or maintenance of facilities; and (c) any permits or permissions from any governmental agency if such are required. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

17.	Unprofitable Operations and Rights of Termination

17.1. If, in the sole and absolute opinion of Gatherer, (a) the gathering of Gas from any well or wells or any Receipt Point(s), or (b) the delivery of Gas to any Delivery Point(s), under this Agreement, is or becomes uneconomical due to its volume, quality, government regulations, or for any other cause, Gatherer shall not be obligated to gather or may cease gathering the Gas so long as such condition exists. Gatherer agrees that in its determination of uneconomical gathering, the same criteria shall be used for the Gas as for all other gas being gathered through the Gathering System. In the event that Gatherer refuses to gather the Gas, Producer may dispose of the Gas not gathered as it sees fit; provided that Gatherer at any time thereafter shall have the right to gather all of the Gas refused, if refused for reason or reasons resulting from an act of Producer or lack of action on the part of Producer, conditioned upon Gatherer giving Producer at least two (2) months’ notice of its election so to do.

17.2. Nothing herein shall be construed to require Producer to drill any well or to continue to operate any well which a prudent operator would not in like circumstances drill or continue to operate.

17.3. It is agreed that Gatherer shall not be obligated to expand the Gathering System in order to provide capacity hereunder.

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18.	Term

This terms of this Agreement shall be effective from the Effective Date and, subject to the other provisions hereof, shall continue in full force and effect until August 10, 2017 (the “Primary Term”) and shall be automatically renewed for one (1) year periods thereafter unless on or before ninety (90) days prior to the expiration of the Primary Term or the expiration of a one (1) year renewal period a Party hereto provides written notice of termination (the “Term”).

19.	Regulatory Bodies

This Agreement and the provisions hereof shall be subject to all valid applicable federal, state, and local laws, order, rules, and regulations. Producer and Gatherer have entered into this Agreement with the understanding, and in reliance on the fact, that this Agreement and/or performance of this Agreement are not and will not be subject to the jurisdiction or regulation of the Federal Energy Regulatory Commission (“FERC”). If this Agreement and/or performance of this Agreement becomes subject to such jurisdiction and/or regulation, this Agreement shall automatically terminate unless Producer and Gatherer agree, in writing, within thirty (30) days of the effective date of the attachment of any such jurisdiction and/or regulation, that this Agreement shall continue after such effective date.

20.	Disputes

20.1. Should a dispute arise between the Parties, the Parties shall promptly seek to resolve any such dispute by negotiations among the senior executives of the Parties who have the authority to settle such dispute (“Senior Executives”) prior to the initiation of any lawsuit. The Senior Executives shall meet at a mutually acceptable time and place within fifteen (15) days and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. All negotiations and communications pursuant to this Section shall be treated and maintained by the Parties as confidential information and shall be treated as compromise and settlement negotiations for purposes of the federal and state Rules of Evidence. If the matter has not been resolved within thirty (30) days after the initial meeting of the Senior Executives, or such longer period as may be mutually agreed upon, either Party may initiate a lawsuit.

20.2. In any suit filed by a Party hereto to resolve a dispute arising under this Agreement or related to the services provided hereunder, each Party hereby covenants and agrees to take all steps necessary to waive a trial by jury.

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21.	Notices and Payments

Any notice, request, demand, statement, or bill provided for in this Agreement shall be in writing and delivered by hand, mail, or facsimile. All such written communications shall be effective upon receipt by the other party at the address of the parties hereto as follow:

Producer

Statements:	Quicksilver Resources Inc.
777 West Rosedale Street
Fort Worth, Texas 76104 Attn: Revenue Accounting

Payments:	Quicksilver Resources Inc.
777 West Rosedale Street
Fort Worth, Texas 76104 Attn: Accounting

Contractual:	Quicksilver Resources Inc.
777 West Rosedale Street
Fort Worth, Texas 76104 Attn: Marketing

Gatherer

Statements:	Cowtown Pipeline L.P.
777 West Rosedale Street
Fort Worth, TX 76104 Attn: Revenue Accounting

Payments:	Cowtown Pipeline L.P.
777 West Rosedale Street
Fort Worth, TX 76104 Attn: Accounting

Contractual:	Cowtown Pipeline L.P.
777 West Rosedale Street
Fort Worth, TX 76104 Attn: Marketing

Any of the Parties may designate a further or different address by giving written notice to the other Parties.

22.	Right to Process the Gas

Producer agrees that Gatherer shall have the right to process, or cause to be processed, blend, or cause to be blended, the Gas delivered hereunder for the extraction of natural gas liquids and other valuable components, to the extent that Gatherer or its affiliates constructs, acquires or otherwise obtains access to facilities capable of processing such Gas. Upon written notice to Producer that Gatherer is ready and willing to exercise this right, the Parties will proceed to negotiate in good faith the terms and fees for the processing of the Gas at any such facility.

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23.	Assignment

This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the respective Parties hereto, but no transfer of or succession to the interest of any Party hereunder, either wholly or partially, shall affect or bind the other Parties until it shall have been furnished with the original instrument or with the proper proof that the claimant is legally entitled to such interest.

24.	Miscellaneous

24.1. No waiver by any Party of any one or more defaults in the performance of any provision of this Agreement shall operate or be construed as a waiver of any default or future defaults, whether of a like or different character.

24.2. No modifications of the terms and provisions of the Agreement shall be made except by the execution of written agreements. This Agreement contains the entire agreement between the Parties and there are no oral promises, agreements, or warranties affecting it.

24.3. The descriptive headings of the provisions of these general provisions are formulated and used for convenience only and shall not be deemed to affect the meaning or construction of any such provisions.

24.4. This Agreement supersedes and replaces the Prior Gathering Agreement, and any other contract(s) or agreements(s) which may exist between the Parties covering the gathering or processing of the Gas dedicated hereunder, .

24.5. Nothing in this Agreement is intended to create a partnership or joint venture under state law or to render the Parties hereto jointly and severally liable to any third party. Each of the Parties elects to be excluded from the provisions of Subchapter K, Chapter 1 of Subtitle A, of the Internal Revenue Code of 1986 pursuant to the provisions of Article 761(a) of such code and from any similar provisions of state law. Gatherer shall timely file such evidence of this election as may be required under applicable law.

24.6. Should any section, paragraph, subparagraph, or other portion of this Agreement be found invalid as a matter of law in a duly authorized court, or by a duly authorized government agency, then only that portion of the Agreement shall be invalid. The remainder of the Agreement which shall not have been found invalid shall remain in full force and effect.

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24.7. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE, AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTIONS) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, NOTWITHSTANDING ANY CONFLICT-OF-LAWS DOCTRINES OF SUCH STATE OR OTHER JURISDICTION TO THE CONTRARY. ALL MATTERS LITIGATED BY OR BETWEEN THE PARTIES THAT INVOLVE THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN FORT WORTH, TARRANT COUNTY, TEXAS.

24.8. This Agreement was prepared jointly by the Parties hereunder and not by any Party to the exclusion of the other.

24.9. Producer recognizes and acknowledges Gatherer’s proprietary interest in this Agreement, and Producer agrees not to divulge any of the contents hereof to any other person, firm, corporation, or other entity. Producer agrees to be responsible for enforcing the confidentiality of this Agreement and agrees to take such action as necessary to prevent any disclosure by any of its agents or employees.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in several originals as of the Effective Date.

PRODUCER

Quicksilver Resources Inc.

By:	/s/ Stan Page
Stan Page Vice President – U. S. Operations

GATHERER

Cowtown Pipeline L.P., a Texas limited partnership

By:	Cowtown Pipeline Management, Inc., a Texas corporation, its general partner

	By:	/s/ Thomas F. Darden Thomas F. Darden Chairman of the Board

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EXHIBIT A

to the

AMENDED AND RESTATED GAS GATHERING AGREEMENT

This Exhibit A is attached to the Amended and Restated Gas Gathering Agreement (the “Agreement”) dated effective September 1, 2008 by and between Quicksilver Resources Inc., as Producer, and Cowtown Pipeline L.P., as Gatherer, and made a part thereof for all purposes. All defined terms used herein shall have the same meaning as set forth in the Agreement.

Contract Area

[Lands located in Tarrant County, Texas depicted on attached plat]

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QRI COWTOWN
GATHERING AGREEMENT
EXHIBIT A
Meadowbrook
Craig
Dottie Lynn
Park Row
Park Springs
Lake Arlington
Wilberger
Ramey
Dowdell
Poly Webb
Shorewood
Bowman Springs
Pleasant Ridge
Forest Hill
Oakland
Ayers
J M DANIEL
M T JOHNSON
R R RAMEY
S G JENNINGS
S A HOUSTON
L RANDAL
A-1315
D STRICKLAND
A-1378
J COLLETT
A-351
G J ASHABRANNER
A-7
C T HILLARD
A-715
J W COONROD
A-291
U WUTHRICK
A-1650
M HORN
A-691
SHELBY C S L
A-1375

EXHIBIT B

to the

AMENDED AND RESTATED GAS GATHERING AGREEMENT

This Exhibit B is attached to the Amended and Restated Gas Gathering Agreement (the “Agreement”) dated effective September 1, 2008 by and between Quicksilver Resources Inc., as Producer, and Cowtown Pipeline L.P., as Gatherer, and made a part thereof for all purposes. All defined terms used herein shall have the same meaning as set forth in the Agreement.

Gathering System Receipt Point(s)

Gathering System Receipt Point	Survey	Meter/CDP
Boswell-North 1-5 Boswell-South 6-9		TX 20426
Exelon North Exelon South Olcott-North		TX 20616
Olcott South Martin 820 Duke City of Arlington Lawhon #1 and #2 Fedex SE Freightline Louis Land Sun valley South Loop 820		TX 20673

Delivery Point(s) to Transporter

Delivery Point	Transporter	Meter
Handley Quicksilver	Energy Transfer Fuel, LP	#009783

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